Exhibit 99


                   UniSource Energy Corp.
                   ---------------------


FOR IMMEDIATE RELEASE                          March 5, 1999


Media Contact:              Alan Lee Bunnell, (520) 884-3797
Financial Analyst Contact:  Victoria Jedicke, (520) 884-3931


       UNISOURCE ENERGY ADOPTS SHAREHOLDER RIGHTS PLAN
       -----------------------------------------------

UniSource Energy Corporation (NYSE: UNS) announced today that its Board of Directors has adopted a Shareholder Rights
Plan.

"The Rights Plan is similar to plans adopted by other companies, including utilities, and is intended to safeguard the interests of shareholders should an effort be made to acquire the Company at a price that does not reflect fair value," said James S. Pignatelli, Chairman, President and Chief Executive Officer.

Pignatelli emphasized that the Rights Plan was not adopted in response to any effort to acquire control of the Company, and said the Company is not aware of any takeover effort.

In connection with the adoption of the Rights Plan, the Company's Board distributed one Right for each outstanding share of Common Stock. Initially, each Right will entitle shareholders to purchase one ten-thousandth of a share of the Company's Series X Preferred Stock for $50. The Rights will trade automatically with the Common Stock when it is bought and sold.

The Rights currently are not exercisable. In the event that any person or group acquires 15% or more of the outstanding shares of Common Stock, the Rights may become exercisable entitling each holder (other than the acquiring person or group) to purchase that number of shares of Common Stock (or cash or other securities of the Company) having a market value equal to two times the current exercise price of the Right.

Further, if the Company were acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of the outstanding shares of Common Stock, each Right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the current exercise price of the Right.

The Company may redeem or amend the Rights Plan at any time until any person or group has acquired 15% or more of the outstanding shares of Common Stock. Afterward, the Company may amend the plan as long as the amendment does not have any material adverse impact on holders of the Rights.

Rights will be effective on shares outstanding as of April 1, 1999. No separate certificates will be issued. The Rights will be evidenced by the existing stock certificates and will expire on March 31, 2009. The distribution is not taxable to shareholders. Details are contained in a summary of the Rights that will be mailed to all shareholders of the Company immediately after the record date.

UniSource Energy's principal affiliates include Tucson Electric Power Company, New Energy Ventures, Inc., one of the nation's leading representatives for energy buyers; Advanced Energy Technologies, Inc., a developer of renewable energy and distributed generation technologies; Nations Energy Corporation, an independent power developer; Southwest Energy Solutions, and SWPP Investment Co.


Public Affairs
P.O. Box 711
Tucson, AZ 85702
(520) 884-3742
www.unisourceenergy.com
www.tucsonelectric.com